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                                                            OMB APPROVAL
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                            UNITED STATES              OMB Number:    3235-0145
                  SECURITIES AND EXCHANGE COMMISSION   Expires:December 31,1997
                        Washington, D.C. 20549         Estimated average burden
                                                       hours per response 14.90
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                             SCHEDULE 13G

               Under the Securities Exchange Act of 1934

                   (Amendment No. _______________)




                              Matrix Capital Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.0001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   576819 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------                    ------------------------------
CUSIP No.  913708 10 3                13G         Page   2   of   6   Pages
------------------------------                    ------------------------------

--------------------------------------------------------------------------------
   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Piper Jaffray Companies Inc.
        41-1233380
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) _
                                                                       (a) |_|
                                                                            _
                                                                       (b) |_|
--------------------------------------------------------------------------------
   3    SEC USE ONLY


--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Delaware

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                -0-
       NUMBER OF
                         -------------------------------------------------------
        SHARES             6    SHARED VOTING POWER
      BENEFICIALLY
       OWNED BY                 1,512,930

                         -------------------------------------------------------
        EACH               7    SOLE DISPOSITIVE POWER
      REPORTING
       PERSON                   -0-

                         -------------------------------------------------------
        WITH               8    SHARED DISPOSITIVE POWER

                                1,512,930

--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,512,930
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)     |_|

        Not Applicable
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        22.567%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        HC
--------------------------------------------------------------------------------

------------------------------                    ------------------------------
CUSIP No.  913708 10 3                13G         Page   3   of   6   Pages
------------------------------                    ------------------------------

--------------------------------------------------------------------------------
   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Piper Jaffray Inc.
        41-0953246
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) _
                                                                       (a) |_|
                                                                            _
                                                                       (b) |_|
--------------------------------------------------------------------------------
   3    SEC USE ONLY


--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Delaware

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                -0-
       NUMBER OF
                         -------------------------------------------------------
        SHARES             6    SHARED VOTING POWER
      BENEFICIALLY
       OWNED BY                 1,512,930

                         -------------------------------------------------------
        EACH               7    SOLE DISPOSITIVE POWER
      REPORTING
       PERSON                   -0-

                         -------------------------------------------------------
        WITH               8    SHARED DISPOSITIVE POWER

                                1,512,930

--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,512,930
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)     |_|

        Not Applicable
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        22.567%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        BD
--------------------------------------------------------------------------------

Item 1.

       (a) Name of Issuer

           Matrix Capital Corp.

       (b) Address of Issuer's Principal Executive Offices

           1380 Lawrence Street
           Suite 1400
           Denver, Colorado  80204

Item 2.

       (a) Names of Persons Filing

           Piper Jaffray Companies Inc.
           Piper Jaffray Inc.

       (b) Address of Principal Business Office or, if None, Residence

           222 South Ninth Street
           Minneapolis, Minnesota 55402

       (c) Citizenship of Persons Filing

           State of Delaware

       (d) Title of Class of Securities

           Common Stock, $.0001 par value

       (e) CUSIP Number

           576819 10 6

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b), check whether the person filing is a:
            _
       (a) |X|  Broker or Dealer registered under section 15 of the Act
            _
       (b) |_| Bank as defined in section 3(a)(6) of the Act
            _
       (c) |_| Insurance Company as defined in section 3(a)(19) of the Act
            _
       (d) |_| Investment Company registered under section 8 of the Investment Company Act
            _
       (e) |_| Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
            _
       (f) |_| Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
            _
       (g) |X|  Parent  Holding   Company,   in  accordance  with  Section
                240.13d-1(b)(ii)(G) (Note: See Item 7)
            _
       (h) |_| Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership by Piper Jaffray Inc.

       (a) Amount Beneficially Owned

           1,512,930

       (b) Percent of Class

           22.567%

       (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote

                 -0-

           (ii)  shared power to vote or to direct the vote

                 1,512,930

           (iii) sole power to dispose or to direct the disposition of

                 -0-

           (iv)  shared power to dispose or to direct the disposition of

                 1,512,930

Item 5.  Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

     Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     These securities are held in customer accounts over which Piper Jaffray Inc. ("PJI"), a wholly owned subsidiary of Piper Jaffray Companies Inc. has investment discretion and, as to certain matters, voting power. Guy A. Gibson, a client of PJI, owns 867,296 of such shares and D. Mark Spencer, a client of PJI, owns 645,534 of such shares. Mr. Gibson and Mr. Spencer each has the right to receive and the power to direct the receipt of dividends from, or the proceeds from the sale of, his respective securities.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     Piper Jaffray Inc., a broker dealer that is a wholly owned subsidiary of Piper Jaffray Companies Inc., holds the securities on behalf of clients.

Item 8.  Identification and Classification of Members of the Group

     Not Applicable

Item 9.  Notice of Dissolution of Group

     Not Applicable

Item 10. Certification

     By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                February 18, 1998
                                   ---------------------------------------------
                                                       Date

                                   PIPER JAFFRAY COMPANIES, INC.


                                   By /s/AnnDrea M. Benson



                                   PIPER JAFFRAY, INC.


                                   By /s/AnnDrea M. Benson


                             JOINT FILING AGREEMENT


     In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing of the attached statement on Schedule 13G and to all amendments to such statement and that such statement and all amendments to such statement is made on behalf of each of them.

     IN WITNESS WHEREOF, the undersigned hereby execute this agreement on February 18, 1998.

                                   PIPER JAFFRAY COMPANIES, INC.

                                   By /s/AnnDrea M. Benson


                                   PIPER JAFFRAY, INC.

                                   By /s/AnnDrea M. Benson